Exhibit 99.2

Acadia Realty Trust Announces Strong Third Quarter 2003 Operating
Results; FFO up 10%; Reaffirms Earnings Guidance for 2003

    NEW YORK--(BUSINESS WIRE)--Nov. 3, 2003--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") and owner and operator of shopping centers anchored by grocery and value-oriented retail, today reported operating results for the quarter and nine months ended September 30, 2003.


                     Third Quarter 2003 Highlights

    Financial Information

    -- 2003 Diluted funds from operations ("FFO") of $0.23 per share in 2003, up 10% over 2002 FFO

    --  2003 FFO up 15% over 2002 FFO from continuing operations

    --  2003 earnings per diluted share of $0.09, up from $0.08 in
        2002

    --  62% FFO payout ratio

    --  Debt 82% fixed-rate

    --  39% debt to total market capitalization

    --  2.9 to 1 fixed-charge coverage

    Portfolio Information

    --  Commenced redevelopment at New Loudon Center

    --  Ames to Home Depot redevelopment progresses at Plaza 422

    --  Portfolio occupancy up 10 basis points over second quarter
        2003

    --  Year-to-date 10% increase in rents for new and renewal leases

    Third Quarter Operating Results - FFO up 15% over 2002 from
Continuing Operations

    FFO for the third quarter 2003 was $6.7 million, or $0.23 per share on a fully diluted basis. This represents a 10% increase over 2002 FFO of $5.9 million, or $0.21 per share and a 15% increase over 2002 FFO from continuing operations of $5.6 million, or $0.20 per share. FFO for the nine months ended September 30, 2003 was $21.2 million, or $0.73 per share. This compares to FFO of $24.5 million, or $0.84 per share for the same period in 2002. Included in 2002 is a total of $0.22 of FFO as a result of $3.8 million of lease termination income received from a single tenant and $2.6 million of FFO from discontinued operations.
    Net income for the third quarter 2003 was $2.4 million, or $0.09 per share on a fully diluted basis. This compares with net income of $1.9 million, or $0.08 per share, which included a loss from discontinued operations of $0.1 million. Net income for the nine months ended September 30, 2003 was $8.3 million, or $0.31 per share compared to 2002 net income of $12.2 million or $0.48 per share. Included in 2002 net income is $3.8 million of lease termination income received from a single tenant and $2.1 million in income from discontinued operations, totaling $0.21 per share.

    Outlook - Guidance for 2003 Reaffirmed

    The Company currently forecasts its 2003 FFO will be at the higher end of its previously stated range of $0.92 to $0.95 per share on a fully diluted basis and 2003 earnings per diluted share range of $0.36 to $0.39 per share. Management will discuss further details for the 2003 forecast in the conference call to be conducted November 4, 2003. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:


Guidance Range for 2003                                    Low   High
-----------------------                                   ----- ------
Earnings per diluted share                                $0.36 $0.39
Depreciation of real estate and amortization of leasing
 costs:
   Wholly owned and consolidated partnerships              0.49  0.49
   Unconsolidated  partnerships                            0.07  0.07
                                                           ---- ------
Funds from operations                                     $0.92 $0.95
                                                           ==== ======


    Portfolio Activity - Occupancy Up - Redevelopment Underway at Two of the Four Former Ames Locations

    Third quarter 2003 occupancy increased 10 basis points, from 87.7% for second quarter 2003 to 87.8% for third quarter 2003. Current occupancy reflects the temporary effect of the Ames closings (4.7% of total portfolio occupancy) during the fourth quarter of 2002, which offset other occupancy increases and brought year over year occupancy down 3.1% from third quarter 2002 occupancy of 90.9%. Excluding the effect of Ames, year-over-year occupancy was up 150 basis points. The re-anchoring of the Ames shopping centers is currently underway.
    Year to date through September 30, 2003, the Company executed new and renewal leases totaling 377,000 square feet at an average increase in rents of 10% on a cash basis.
    Excluding the $0.5 million effect from the Ames locations, same store net operating income ("NOI") was up 4.0% third quarter 2003 over 2002. Including the impact from these closings, NOI declined $0.1 million, or 0.9%.

    Redevelopment and Re-anchoring of Former Ames locations

    New Loudon Center, Latham, NY

    In connection with the redevelopment of the New Loudon Center, Acadia has finalized leases totaling 115,000 square feet with two new co-anchors. Replacing the former Ames, The Bon Ton Department Store will occupy 66,000 square feet at a 15% increase over Ames' base rent. In addition, the Company has recaptured 48,000 square feet from a tenant that was considered a credit risk and will install a new 49,000 square foot Raymour and Flanigan Furniture store. The Company also anticipates expanding an existing Marshall's at this property. Following the completion of this project in mid-2004, this revitalized community shopping center will be 100% leased.

    Plaza 422, Lebanon, PA

    During the third quarter, the Company made significant progress at the Plaza 422 redevelopment project. The Company completed the landlord's construction obligation to Home Depot, expanding the former 83,000 square foot Ames space to 102,000 square feet. Home Depot is currently performing its work and, upon its scheduled opening during the first quarter of 2004, will pay base rent double that which was paid by Ames. In connection with the redevelopment project, Acadia vacated and demolished the contiguous enclosed portion of the center and recaptured another 70,000 square feet of space, for which re-leasing is underway.

    Additional Re-anchoring - Midwest Portfolio

    Located in the Chicago suburb of Naperville, the Hobson West Plaza, which was formerly anchored by Eagle supermarket, will be re-anchored with a 51,000 square foot Bobak's market. Bobak's, a regional specialty market, will also include a dine-in component as part of its store.

    Joint Venture Portfolio - Anchor Expansion

    To date, Acadia's acquisition joint venture has purchased three portfolios. With a combined occupancy at 98.9%, these portfolios continue to perform consistent with the Company's expectations. The Company continues to pursue opportunities to add value to these acquisitions.
    At the Amherst Marketplace, located in the Cleveland suburb of Amherst, Giant Eagle supermarket is expanding into an 11,000 square foot recaptured CVS space. In addition to increasing the store footprint from 66,000 to 77,000 square feet, a Giant Eagle gas station has been added to the property.

    Balance Sheet - Solid Financial Position

    Acadia continues to maintain its solid balance sheet and minimize its interest rate exposure. As of September 30, 2003, the fixed-rate component of the Company's portfolio mortgage debt was 82%, which includes its pro-rata share of joint venture debt and interest rate swaps matched to debt maturities. Subsequent to the third quarter, the Company retired an additional $7.4 million of variable-rate debt. Further evidencing the strength of the Company's balance sheet are conservative financial ratios for the third quarter as follows:

    --  Conservative dividend payout ratio of 62% of FFO

    -- Fixed-charge ratio of 2.9 times (EBITDA / interest expense plus preferred distributions)

    --  5.8% blended cost of portfolio debt

    -- 39% debt to total market capitalization at September 30, 2003. This compares to 49% as of year-end 2002

    Acadia Realty Trust Waives Share Ownership Limitation at Request of Institutional Investor

    During the third quarter 2003, the Board of Trustees approved a resolution permitting one of its newer institutional shareholders, which currently owns 6% of the Company's outstanding common shares, to acquire additional shares through open market purchases. This waiver of the Company's share ownership limitation, which was approved in response to a request from this institutional investor, will permit this shareholder to acquire up to an additional 3.7% of the Company's shares through March 31, 2004, or an aggregate of up to 9.7% of the Company's shares.

    Management Team Promotions

    Acadia announced the promotions of Joseph Napolitano to the position of Senior Vice President, Director of Operations and Robert Scholem to Vice President, Director of Property Management. As Director of Operations, Mr. Napolitano is responsible for overseeing the company's internal operations. Previously, he held the position of Senior Vice President, Director of Property Management. Mr. Napolitano has been with the Company since 1995. Mr. Scholem is responsible for overseeing all property management for Acadia. Mr. Scholem joined the Company in 1998.

    Management Comments

    Commenting on the results for the quarter, Kenneth Bernstein, President and CEO, stated, "Our third quarter performance, driven by balance sheet strength, portfolio performance and progress in our redevelopment program, provides continuing evidence that our key business initiatives remain on track. This success, coupled with our opportunity for disciplined and opportunistic external growth through our acquisition JV, should enable us to continue producing strong results and long-term earnings growth."

    Investor Conference Call

    Kenneth Bernstein, President and CEO, and Michael Nelsen, Sr. Vice President and CFO, will conduct a conference call November 4, 2003 at 2 PM EST to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-339-2688 (internationally 617-847-3007). No passcode is required.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 86409489. The phone replay will be available through Tuesday, November 11, 2003.

    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns (or has interests in) and operates 62 properties totaling approximately nine million square feet, located primarily in the Eastern United States.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.
    For more information on Acadia Realty Trust, visit the Company's Web site at www.acadiarealty.com.


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
   For the Quarter and Nine Months ended September 30, 2003 and 2002
             (amounts in thousands, except per share data)


                      STATEMENTS OF INCOME

                                    For the             For the nine
                                 quarter ended          months ended
          Revenues                September 30,         September 30,
                                   2003    2002          2003    2002
                                 ------- -------       ------- -------
Minimum rents                   $12,635 $12,175       $37,350 $35,896
Percentage rents                    156     161           545     602
Expense reimbursements            3,012   2,795         9,625   8,061
Lease termination income             --      --            --   3,945
Other property income               169     144           481     453
Other                               732     933         3,293   2,800
                                 ------- -------       ------- -------
     Total revenues              16,704  16,208        51,294  51,757
                                 ------- -------       ------- -------
       Operating expenses

Property operating                2,957   2,830        10,700   8,213
Real estate taxes                 2,288   2,191         6,297   6,281
General and administrative        2,786   2,160         7,931   7,287
Depreciation and amortization     3,788   3,701        11,277  10,959
Abandoned project costs              --     274            --     274
                                 ------- -------       ------- -------
     Total operating expenses    11,819  11,156        36,205  33,014
                                 ------- -------       ------- -------
Operating income                  4,885   5,052        15,089  18,743
Equity in earnings of
 unconsolidated partnerships        629     101         1,777     325
Interest expense                 (2,882) (2,781)       (8,413) (8,207)
(Loss) gain on sale                 (25)     --         1,187   1,530
Minority interest                  (183)   (383)       (1,310) (2,346)
                                 ------- -------       ------- -------
Income from continuing
 operations                       2,424   1,989         8,330  10,045
                                 ------- -------       ------- -------
Discontinued operations:
Operating income from
 discontinued operations             --     123            --   1,014
Impairment of real estate            --    (197)           --    (197)
(Loss) gain on sale of
 properties                          --     (49)           --   1,783
Minority interest                    --      15            --    (476)
                                 ------- -------       ------- -------
(Loss) income from
 discontinued operations             --    (108)           --   2,124
                                 ------- -------       ------- -------
Net income                      $ 2,424 $ 1,881       $ 8,330 $12,169
                                 ======= =======       ======= =======
Net income per Common Share -
 Basic
Net income per Common Share -
 Continuing operations          $   .09 $   .08       $   .32 $   .40
                                 ======= =======       ======= =======
Net income per Common Share     $   .09 $   .08       $   .32 $   .48
                                 ======= =======       ======= =======
Weighted average Common
 Shares                          27,236  24,974        26,338  25,370
                                 ======= =======       ======= =======
Net income per Common Share -
 Diluted (a)
Net income per Common Share -
 Continuing operations          $   .09 $   .08       $   .31 $   .40
                                 ======= =======       ======= =======
Net income per Common Share     $   .09 $   .08       $   .31 $   .48
                                 ======= =======       ======= =======
Weighted average Common
 Shares                          28,300  25,519        27,142  25,553
                                 ======= =======       ======= =======




                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
   For the Quarter and Nine Months ended September 30, 2003 and 2002
             (amounts in thousands, except per share data)

      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (b)

                                     For the            For the nine
                                   quarter ended        months ended
                                     September            September
                                        30,                  30,
                                    2003   2002          2003    2002
                                   ------ ------       ------- -------

Net income                        $2,424 $1,881       $ 8,330 $12,169
Depreciation of real
 estate and amortization
 of leasing costs:
   Wholly owned and
    consolidated partnerships      3,571  3,540        10,541  11,680
   Unconsolidated partnerships       547    163         1,557     479
Income attributable to
 minority interest in
 Operating Partnership               117    276           758   1,980
Loss (gain) on sale of
 properties                           --     49            --  (1,783)
                                   ------ ------       ------- -------
Funds from operations              6,659  5,909        21,186  24,525
Funds from operations -
 Discontinued operations              --   (276)           --  (2,575)
                                   ------ ------       ------- -------
Funds from operations -
 Continuing operations            $6,659 $5,633       $21,186 $21,950
                                   ====== ======       ======= =======
 Funds from operations
 per share - Basic  (c)
Funds from operations
 per share - Continuing
 operations                       $  .23 $  .20       $   .74 $   .75
                                   ====== ======       ======= =======
Funds from operations
 per share                        $  .23 $  .21       $   .74 $   .84
                                   ====== ======       ======= =======
 Funds from operations
 per share - Diluted (c)
Funds from operations
 per share - Continuing
 operations                       $  .23 $  .20       $   .73 $   .75
                                   ====== ======       ======= =======
Funds from operations
 per share                        $  .23 $  .21       $   .73 $   .84
                                   ====== ======       ======= =======


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            As of September 30, 2003 and December 31, 2002
             (amounts in thousands, except per share data)


                  SELECTED BALANCE SHEET INFORMATION

                                           September          December
                                              30,                31,
                                             2003               2002
                                          ----------        ----------

Cash and cash equivalents                  $ 29,631          $ 45,168
Rental property, at cost                    425,581           413,878
Total assets                                405,421           410,935
Mortgage notes payable                      198,777           202,361
Total liabilities                           221,637           224,487
     Fixed rate debt: (d)                   156,770           145,236
          % of outstanding debt                  79%               72%
          Weighted average
           interest rate                        6.6%              6.8%
     Variable rate debt                    $ 42,007          $ 57,125
          % of outstanding debt                  21%               28%
          Weighted average
           interest rate                        2.9%              3.3%
Total weighted average interest rate            5.8%              5.8%


    Notes:

    (a) Reflects the potential impact if certain Preferred OP Units and Common Share options were converted to Common Shares at the beginning of the period. Net income would be increased by $50 for each of the quarters ended September 30, 2003 and 2002 and $150 for each of the nine month periods ended September 30, 2003 and 2002.
    (b) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (or losses) from sales of property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company historically has added back impairments in real estate in calculating FFO, in accordance with prior NAREIT guidance. However, NAREIT, based on discussions with the SEC, has provided revised guidance that provides that impairments should not be added back to net income in calculating FFO. As such, historical FFO has been restated consistent with this revised guidance.
    Included in FFO for the nine months ended September 30, 2003 and 2002 are gains from the sale of land of $659 and $957, respectively (amounts are net of minority interests).
    (c) In addition to the weighted average Common Shares outstanding for the period, diluted FFO also assumes full conversion of a weighted average 1,227 and 3,449 OP Units into Common Shares for the quarters ended September 30, 2003 and 2002, and 2,113 and 3,822 OP Units into Common Shares for the nine months ended September 30, 2003 and 2002.
    (d) Fixed-rate debt includes $86,791 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.

    CONTACT: Acadia Realty Trust
             Investor Relations:
             Jon Grisham, 914-288-8142